Exhibit 99.2

UNAUDITED PRO FORMA BALANCE SHEET
OF HENNESSY ADVISORS, INC.
AS OF JUNE 30, 2021(1)

(In thousands, except share and per share amounts)

			June 30,
	June 30,	ADJ FOR	2021
	2021	BOND OFFERING	(PROFORMA)

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,038	$38,483	$52,521
Investments in marketable securities, at fair value	10	-	10
Investment fee income receivable	2,821	-	2,821
Prepaid expenses	328	-	328
Other accounts receivable	360	-	360
Total current assets	17,557	38,483	56,040
Property and equipment, net of accumulated depreciation of $1,799	295	-	295
Operating lease right-of-use asset	1,100	-	1,100
Management contracts	80,643	-	80,643
Other assets	208	-	208
Total assets	$99,803	$38,483	$138,286
Liabilities and Stockholders' Equity
Current liabilities
Accrued liabilities and accounts payable	$3,378	$-	$3,378
Operating lease liability	357	-	357
Income taxes payable	747	-	747
Total current liabilities	4,482	-	4,482
Long-term operating lease liability	737	-	737
Bond debt payable, net of related costs	-	38,483	38,483
Net deferred income tax liability	12,398	-	12,398
Total liabilities	17,617	38,483	56,100
Commitments and contingencies
Stockholders' equity
Common stock, no par value, 22,500,000 shares authorized; 7,366,649 shares issued and outstanding as of June 30, 2021	19,846	-	19,846
Retained earnings	62,340	-	62,340
Total stockholders' equity	82,186	-	82,186
Total liabilities and stockholders' equity	$99,803	$38,483	$138,286

(1)	As of June 30, 2021: (i) on an actual, as-reported basis, and (ii) on an as adjusted basis to give effect to the $40,250,000 aggregate principal amount of the Company’s 4.875% Notes due 2026 (the “2026 Notes”), which amount includes the full exercise by the underwriters of their option to purchase an additional $5,250,000 aggregate principal amount of the 2026 Notes, after deducting underwriting discounts and commissions of $1,207,500 and estimated offering expenses of $559,400 payable by the Company.